Exhibit 16.1







                                 March 16, 2004


Securities and Exchange Commission
Washington, D.C.  20549

Re:  Global Payment Technologies, Inc., Commission File No. 0-25148

Ladies and Gentlemen:

We were previously principal accountants for Global Payment Technologies, Inc. (the Company) and, under the date of December 29, 2003 (except as to Notes 1c and 9, which are as of January 13, 2004), we reported on the consolidated financial statements of Global Payment Technologies, Inc. as of and for the years ended September 30, 2003 and 2002. On March 10, 2004, our appointment as principal accountants was terminated. We have read Global Payment Technologies, Inc.'s statements included under Item 4 of its Form 8-K dated March 10, 2004, and we agree with such statements, except that KPMG is not in a position to agree or disagree with (a) the Company's statement in Item 4(a)(i) that on March 9, 2004, the audit committee decided not to retain KPMG, and that such action was ratified by the Company's board of directors, and (b) the Company's statements in Item 4(b) that (i) on March 10, 2004, the Company's audit committee engaged Eisner as the Company's independent auditor, and (ii) that the Company did not consult with Eisner during the two most recent fiscal years and subsequent interim period through March 10, 2004, regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements, or any other matter that was the subject of a disagreement or a reportable event.

                                                 Very truly yours,


                                                       /s/ KPMG LLP